MRX-NET.COM LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("the Agreement") is made effective the date written on the signature page, by and between MRX-NET.COM, Inc., a Georgia corporation (the "Licensor"), with its principal place of business at 4500 140th Avenue North, Suite 101, Clearwater, Florida 33762 and HealthCentrics, Inc., a Florida corporation (the "Licensee"), at One Northside 75, Suite 120, Atlanta, Georgia 30318.

RECITALS:

    A.  Licensor is a healthcare Application Service Provider (ASP) that markets a suite of web-native and browser-based practice management applications to third-party billing companies, practice management organizations, payors, hospitals, and large physician organizations (the "Licensor Services").

   B.  Licensee has been organized to develop and operate a business which principally provides services to medical billing, practice management and medical claims processing organizations including individual medical practices for the preparation and filing of claims to private and public health insurance providers as well as billings to individuals for services. In addition, Licensee will develop a data warehouse of patient related information; including, but not limited to, patient care, prescribing, charge, reimbursement, and utilization and will prepare relevant reports and data-sets derived from the warehouse to be licensed by interested parties.

   C.  Licensor has developed a core of a proprietary medical billing system ("MedBillRx"), and a physician compliance monitoring program ("ComplyMD"); and any rights Licensor has to SnaPPNet, more specifically described in Exhibit A (the "Licensed Materials"), which Licensor utilizes in Licensor's business. Licensee wishes to obtain, and Licensor wishes to grant, an irrevocable, perpetual License with respect to the Licensed Materials.

    D.  The parties that Licensee's License be defined by the functional use of the materials and that, by the terms of this Agreement, Licensor also shall not be excluded from using the Licensed Materials to provide services.

NOW, THEREFORE, in consideration of the parties' promises, the recitals of which constitute consideration for and are incorporated in this Agreement, and other consideration, the sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I
License Grant

1.1  License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, perpetual license ("License") for any and all Intellectual Property Rights owned or otherwise assertable by Licensor to use the Licensed Materials for the following purposes and in the following manner (the "Permitted Purposes"):

1.1.1  For the provision of services for the maintenance, support, installation, marketing, distribution, licensing, sublicensing, and providing customer and technical support of Licensed Materials and modifications as defined in sections 1.1.4 and 1.6 of this agreement.

1.1.2  The Licensee's internal use and dissemination to employees of Licensee for all activities in furtherance of and consistent with this Agreement.

1.1.3  Customizing, modifying, and adding to the Licensed Materials.

1.1.4  Creation of documentation for the Licensed Materials.

1.1.5  Dissemination of all or part of the Licensed Materials, in the form provided by Licensor or as modified by Licensee, pursuant to appropriate confidentiality, sublicense, or other agreements intended to protect the rights of Licensor and Licensee.

    As used in this Agreement, the term "Intellectual Property Rights" shall mean any and all rights to use the Licensed Materials, existing from time to time in any jurisdiction under patent law, copyright law, moral rights law, trade secret law, trademark law, unfair competition law or other similar rights unless mutually agreed upon.

1.2  Licensed Materials as Confidential Information. The Licensed Materials shall be deemed Confidential Information and use in disclosure is subject to the provisions of Article VIII.

1.3  Authorized Licensee Delegates. Licensee may delegate the exercise of License Rights under this Agreement to one or more persons (the "Authorized Licensee Delegates") upon prior written notice to Licensor.

1.3.1  Prior to any exercise of License Rights, each Authorized Licensee Delegate that is not a wholly owned subsidiary of Licensee or of which Licensee is not a wholly owned subsidiary, shall agree in writing and be bound by this Agreement to the same extent that the Authorized Licensee Delegate would be bound if it were an employee of Licensee.

1.3.2  Licensee shall be responsible to Licensor for performance of all the obligations under this Agreement assumed by any Authorized Licensee Delegate.

1.4  Modifications of and Additions to Licensed Materials. The parties acknowledge that Licensee may amend, modify, supplement, and add to the Licensed Materials (such new materials are referred to as the "Licensee Additions"). All Licensee Additions shall be and remain the sole property of the Licensee.

ARTICLE II
Term and Termination of License

2.1  Term of License. The License shall be in effect for a perpetual license term, unless sooner terminated in accordance with this Article II.

2.2  Mutual Termination of License. The parties may terminate the License or any License Right by mutual consent upon such terms as they may agree in writing.

ARTICLE III
License Fee

3.1  License Fee. Licensee shall pay Licensor a one time license fee of eighty thousand ($80,000.00) plus seven and one-half percent (7.5%) of the gross revenues derived from the use of the Licensed Materials either directly or as an incorporated component of any other product or service offered by or sublicensed through Licensee in connection with Licensee's sales of goods and services using the Licensed Materials, Licensee currently holds an assignment of a secured note of $280,000 from EliteCorp, Inc., and at its option, Licensee will forgive $80,000. of said note a payment for the one time licenses fee, and up to the additional $200,000. due as payment for a fully paid up perpetual license including all future royalties.

ARTICLE IV
Sublicensing and Service Agreements by Licensee

4.1  Sublicense and Service Agreements. Licensee shall enter into only such forms of license and service agreements which adequately protect the Intellectual Property Rights connected with the Licensed Materials and which provide the same equivalent protection for such Rights as is provided for Licensee's similar Intellectual Property Rights in its own proprietary information.

4.2  Terms of Sublicense and Service Agreements. Any form of sublicense or service agreement used by Licensee for transactions that involve the Licensed Materials:

4.2.1.  With United States government departments or agencies shall include a restricted-rights clause conforming to the Federal Acquisition Regulations then in effect that protects the intellectual rights and ownership of the Licensed Material.

4.2.2  Shall include an exclusion of incidental, consequential, special, punitive, or exemplary damage remedies against Licensee and Licensor.

4.2.3  Shall contain appropriate confidentiality agreements in similar form as Licensee uses to protect its own proprietary information.

ARTICLE V
Warranties of Licensor

Licensor warrants and represents to Licensee that:

5.1  In-infringement. To the best of its knowledge, Licensors grant of the License and the use of the Licensed Materials by Licensee pursuant to this Agreement will not infringe any valid and subsisting Intellectual Property Right of any person other that Licensee or an affiliate of Licensee

5.2  Accuracy of Information. To the best of Licensor's knowledge, all information contained in the Licensed Materials is accurate and not misleading. Licensor further warrants that, upon learning of any inaccuracy in or in completeness of any Licensed Material, Licensor promptly will notify Licensee of such matter and take all actions necessary to make the Licensed Materials complete and accurate or pay the actual, reasonable cost incurred by Licensee in remedying any such physical defects.

5.3  Physical Media Warranty. To any extent that the Licensed Materials are provided to Licensee in a physical media for use on computer hardware, such physical media will be free from physical defects. Licensee's sole remedy for a breach of this physical media warranty, to the exclusion of all other remedies therefore shall be prompt replacement by Licensor at its expense of any copy including shipping and handling costs, or, if Licensor does not comply with the warranty, payment by Licensor of the actual, reasonable cost incurred by Licensee in remedying any such physical defects.

5.4  Disclaimer of All Other Warranties and Representations. The express warranties and representation set froth in this Article VI are in lieu of, and LICENSOR DISCLAIMS, ANY AND ALL OTHER WARRANTIES, CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT LICENSOR KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, LICENSOR EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN LICENSEE WITH RESPECT TO THE LICENSED SOFTWARE OR ANY PART THEREOF.

ARTICLE VI
Licensor's Infringement-Defense Obligation

6.1  Covenant to Defend. As a covenant separate from its non-infringement representation, Licensor, at its own expense, shall defend claims against Licensee by third parties that any use of the Licensed Materials, consistent with this Agreement, constitutes an infringement of an Intellectual Property Right under any applicable law.

6.2  Conditions for Licensor Defense. To be entitled to a defense by Licensor against any such third-party infringement claim:

6.2.1  Licensee shall advise Licensor of the existence of the claim by the most expeditious reasonable means, immediately upon learning of the assertion of the claim against Licensee (whether or not litigation or any other proceeding has been filed or served); and

6.2.2  Licensee shall permit Licensor to have the sole right to control the defense and/or settlement of all such claims, so long as no such settlement adversely affects Licensee's ability to exercise the License Rights.

ARTICLE VII
Indemnity and Defense Obligations

7.1  Mutual Indemnity. Each party (the "Defending Party") shall defend, hold harmless the other party (the "Protected Party") against any and all claims, losses, liabilities, costs and damages (collectively, the "Claims") arising from or relating to any material inaccuracy in any representation, and any material breach of any warranty or covenant under this Agreement.

7.2  Defense Procedure. Each Protected Pry seeking to be defended against a claim under this Agreement shall notify the Defending Party within 60 days of the assertion of any Claim(s) or discovery of any fact upon which the Protected Party intends to base a claim for defense and/or indemnification under this Agreement. The Protected Party's failure to so notify a Defending Party shall relieve the Defending Party from any liability under this Agreement to the Protected Party with respect to defense or indemnity with respect to such claim(s).

7.3  Participation in and Control of Defense. If a Defending Party defends a Protected Party in a lawsuit, arbitration, negotiation, or other proceeding ("dispute") concerning a Claim pursuant to this Agreement, the Protected Party shall have the right to engage separate counsel, at the Protected Party's expense, to monitor and advise the Protected Party about the status and progress of the defense.

7.3.1  With respect to any issue involved in such dispute as to which the Defending Party has acknowledged the obligation to indemnify the Protected Party, the Defending Party shall have the sole right to control the defense of (and/or settle or otherwise dispose of) the dispute on such terms as the Defending Party in its judgment deems appropriate.

7.3.2  To be entitled to sole control of the defense, upon request by the Protected Party, the Defending Party shall demonstrate to the reasonable satisfaction of the Protected Party the Defending Party's financial ability to carry out its defense obligations (and its indemnity obligations if any).

7.3.3  Offset of Indemnity Amounts. In any event requiring indemnity of one party by another hereunder, the indemnitee may offset, against any payments subsequently due to the indemnitor from the indemnitee, any amount remaining unpaid under this indemnitee unless otherwise provided in this Agreement.

7.3.4  No Defense or Indemnity for Own Negligence or Misconduct. Except as may be expressly provided otherwise in this Agreement, no party shall be required to defend or indemnify any other party with respect to Claims finally adjudged to have been caused by the putative indemnitor's own negligence, gross negligence, or willful misconduct (i.e., misconduct in bad faith). Reasonable expenses incurred by a Protected Party who is or is threatened to be made a named defendant or respondent in a dispute may be paid or reimbursed by the Defending Party, in advance of the final disposition of the proceeding, after the Defending Party receives a written undertaking by or on behalf of the Protected Party to repay the amount paid or reimbursed, if and to the extent it is ultimately determined that the Protected party was negligent or grossly negligent or had engaged in willful misconduct.

ARTICLE VIII
Confidential Information

8.1  Definition. As used herein, the term "Confidential Information" means the Licensed Materials and any other information that is proprietary to a party or has been acquired or is being used by such party pursuant to a confidentiality agreement with a third party and which is not generally known in the relevant industry or industry segment and affords possessors of the information a commercial or business advantage over others who do not have such information.

8.2  Illustrative Types of Confidential Information. The term "Confidential Information" may include, but is not limited to, customer information, accounting data, statistical data, research projects, development and marketing plans, customer lists, and insurance payor data.

8.3  Exclusions from Confidential Information Status. The term "confidential Information" does not include any information that, through no fault of the receiving party, is or becomes:

8.3.1  Substantially described in an English language printed publication;

8.3.2  Developed by or on behalf of the receiving party; or

8.3.3  Disclosed to the receiving party by a third party not having an obligation of confidence to the owner of such Information.

8.4  Security Conditions. Confidential Information shall be maintained under secure conditions by a receiving party using at least the same security procedures used by such receiving party for the protection of its own Confidential Information.

8.5  Non-Use Obligation. The receiving party shall not use any Confidential Information, except for the benefit of such Information without the expressed prior written consent of an authorized officer of the owner of such Information during the term of this Agreement and for three years thereafter and shall not disclose any such information without such consent except as permitted by this Agreement or except:

8.5.1  To those of the receiving party's employees and the performance of such receiving party's obligations under this Agreement;

8.5.2  To third parties who execute confidentiality agreement acknowledging the obligations of confidentiality under this Agreement;

8.5.3  To those Authorized Licensee Delegates who have executed an appropriate form of binding non-disclosure agreement or are otherwise obligated to preserve the receiving party's confidences; or

8.5.4  Upon the order of a court or other tribunal of competent jurisdiction to disclose such Confidential Information, upon notice to the owner of such Information.

8.6  Third Party Misappropriation. A receiving party of Confidential Information shall immediately report to the owner of such Information any attempt by any person of which the receiving party has knowledge to use or disclose Confidential Information without authorization from its owner.

8.7  Post-Termination Procedures. Upon any termination of the receiving party's right to possess and/or use Confidential Information, the receiving party shall turn over to the owner of the Confidential Information (or, if agreed by such owner, destroy) any disks, tapes, documentation, notes, memorandum, documents, or any other tangible embodiments of any such Information.

ARTICLE IX
Arbitration

9.1  All disputes arising out of or relating to the subject matter of this Agreement shall be arbitrated in accordance with the Commercial Arbitration Rules or the American Arbitration Association by a single arbitrator chosen by each party and a single arbitrator agreed to by both parties. If no such agreement of the jointly chosen arbitrator is obtained, then an arbitrator will be appointed by the American Arbitration Association. Each party to such arbitration shall have the disclosure responsibilities mandated by Rule 26(a) of the Federal Rules of Civil Procedure. Discovery shall be governed by Rules 26 through 36 of the Federal Rules of Civil Procedure, except as to any limitations on scope or amount agreed to by the parties or imposed in his sole discretion by the arbitrator. Actions for injunctive relief or any violation of the confidentiality prohibitions of Article IX may be sought in a court of competent jurisdiction without initial reference to arbitration pursuant to this Article. The arbitrator shall have the power to include punitive damages or incidental or consequential damages in the arbitration award and the arbitrator shall have the power to award attorneys fees to the prevailing party. Judgment on the arbitration award in accordance with the Agreement may be entered in any state or federal court of competent jurisdiction.

ARTICLE X
General Provisions

10.1   Entire Agreement. Except as may be expressly provided otherwise herein this Agreement constitutes the entire agreement between the parties concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference thereto shall be of any force or effect. No modification or amendment to this Agreement shall be valid or binding unless reduced to writing and duly executed by the party or parties to be bound thereby.

10.2  Authority and Other General Warranties. Each party warrants to the other that:

10.2.1  It is duly organized and existing under the laws of the jurisdiction of its incorporation or existence;

10.2.2  It has full power and authority to enter into this Agreement;

10.2.3  The execution and/or performance of this Agreement does not and will not violate or interfere with any other agreement of it, which violation or interference would have a material adverse effect on it;

10.2.4  It will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement and have a material adverse effect on the other party;

10.2.5  It is not presently the subject of, not the proponent of, any Claim that would have a material adverse effect on the other party; and

10.2.6  The person(s) executing this Agreement on its behalf has actual authority to bind it to this Agreement.

10.3  Survival of Representations and Warranties. The representations and warranties made herein shall survive the execution of this Agreement and the termination of the License except as may be expressly indicated otherwise.

10.4  Independent Parties. The parties are independent contractors. Except as may be expressly and unambiguously provided in this Agreement, no partnership or joint venture is intended to be created by this Agreement, no any principal-agent or employer-employee relationship.

10.4.1  Except to the extent expressly provided in this Agreement, neither party has, and neither party shall attempt to assert, the authority to make commitments for or to bind the other party to any obligation.

10.4.2  Although this Agreement contains covenants with respect to Confidential Information, the parties disclaim any other intent to create a confidential or fiduciary relationship between them

10.5  Injunctive Relief. Each party acknowledges that any violation by that party of its covenants in this Agreement relating to Intellectual Property Rights would result in damage to other party that is largely intangible but nonetheless real, and that is incapable of complete remedy by an award of damages. Accordingly, any such violation shall give the other party the right to a court-ordered injunction or other appropriate order to specifically enforce those covenants.

10.6  Survival of Restrictive Covenants. The covenants herein concerning Intellectual Property Rights shall be construed as independent of any other provision hereof. The existence of any claim or cause of action by a party, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the other party of such covenants.

10.7  Effect of Partial Invalidity. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then:

10.7.1  The validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected;

10.7.2  The provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein; and

10,7,3  If the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

10.8  Assignment. No party may assign any right under this Agreement, and any purported assignment shall be null and void and a breach of this Agreement, except for the following or as otherwise provided herein:

10.8.1  Either party may assign this Agreement with the express prior written consent of the other party.

10.8.2  Any party may assign all of its rights indivisibly to an entity in which a party owns more that 50% of the voting interests of a party, and which agrees in writing to comply with the party's obligations under, and to be bound by, this Agreement.

10.8.3  Either party may assign all of its rights indivisibly (but not divisibly) in connection with a sale or other disposition of substantially all the assets of that party's business relating to the Licensed Materials to a single acquiring entity. The acquiring entity must agree in writing to comply with the assigning party's obligations under, and to be bound by, this Agreement.

10.9  Notices. Any notices provided or required under the terms of this Agreement shall be effective immediately when provided by verified facsimile transmission or personal delivery one business day after being deposited with a nationally recognized overnight courier, or five days after being sent by first class mail, and addressed as follows:

    If to LICENSOR:     MRX-NET.COM, Inc.
                                4500 140th Avenue North, Suite 101
                                Clearwater, Florida 33762

                               with a copy to: William G. Kelly, CEO
                               PO BOX 17924
                               Clearwater, Florida 33762

   If to LICENSEE:    HealthCentrics, Inc.
                              One Northside 75, Suite 120
                              Atlanta, Georgia 30144

                              with a copy to: Charles Broes, CEO
                              7029 Pelican Island Drive
                              Tampa, Florida 33634

10.10  Remedies. Except as otherwise provided herein or in this Agreement, the remedies set forth herein or in this Agreement are not exclusive, and either party shall be entitled alternatively or cumulatively to damages for breach of this Agreement or to any other remedy available under applicable law.

10.11  Choice of Law. This Agreement shall be interpreted and enforced in accordance with the law of the State of Florida, and within the Hillsborough County Jurisdiction applicable to agreements made and performed entirely in the State of Florida by persons domiciled therein.

10.12  Attorney's Fees. If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party shall be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including without limitation reasonable attorney's fees and expenses.

10.13  No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

10.14  Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns permitted by this Agreement.

10.15  Article Headings. The article headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

10.16  Representation of Counsel; Mutual Negotiation. Each party has been and had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arms length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

10.17  Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Each person signing below represent that (s)he has read this Agreement in its entirety (including all Schedules and Exhibits), understands its terms, and on behalf of the party indicated below by his or her name agrees that such party shall be bound by those terms.

EXECUTED AS OF the dates written below, to be effective February 1, 2002

LICENSOR:                                                            LICENSEE:

MRX-NET.COM, INC.                                               HealthCentrics, Inc.
s/s WILLIAM KELLY                                               s/s CHARLES BROES
BY: William G. Kelly                                                By: Charles Broes
Title: Chief Executive Officer                                     Title: Chief Executive Officer
Date: 02/01/02                                                         Date: 02/01/02

EXHIBIT A

DELIVERABLE:

MedBillRx and ComplyMD Applications, any rights to SnaPPNet:

The Licensed Materials shall include all HTML, XML, other Source Code, Object Code, database architectures and system documentation related to the MedBillRx medical billing and practice management application, and ComplyMD, a physician monitoring program to meet compliance issues.